Exhibit 4.1

EXECUTION VERSION

SHAREHOLDER AGREEMENT

BETWEEN

GRUPO VILLAR MIR, S.A.U.

AND

FERROGLOBE PLC

Dated as of December 23, 2015

i

SCHEDULES

SCHEDULE I	Percentage Interest

ii

SHAREHOLDER AGREEMENT (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of December 23, 2015, between Grupo Villar Mir, S.A.U., a public limited company (sociedad anónima) incorporated under the laws of Spain (“Grupo VM”), and Ferroglobe PLC, a public limited company incorporated under the laws of England (“Holdco”).

WHEREAS, on the Effective Date, Holdco issued Shares to Grupo VM pursuant to the Business Combination Agreement; and

WHEREAS the parties hereto desire to enter into this Agreement to govern certain rights, obligations and interests of Grupo VM with respect to Holdco.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

Certain Definitions

SECTION 1.01. Defined Terms. (a) In this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person. Notwithstanding the foregoing, (i) neither Holdco nor any Person Controlled by Holdco shall be deemed to be an “Affiliate” of Grupo VM or of any Affiliate of Grupo VM and (ii) neither Grupo VM nor any Affiliate thereof shall be deemed to be an “Affiliate” of any other Shareholder or any Affiliate thereof by virtue of its Shares.

“AK” shall mean Alan Kestebaum.

“Articles of Association” shall mean the Articles of Association of Holdco, as the same may be amended or supplemented from time to time.

“beneficial owner” shall mean any Person deemed to be the beneficial owner pursuant to Rule 13d-3 under the Exchange Act; provided, however, that, notwithstanding anything in Rule 13d-3(d)(1)(i) to the contrary, the determination of the “beneficial owner” shall be made after giving effect to the conversion of all options, warrants, rights and convertible or other similar securities outstanding as of any date in question. The term “beneficial ownership” shall have a correlative meaning.

“Business Combination Agreement” shall mean the Amended and Restated Business Combination Agreement among GSM, FA, Grupo VM, Holdco and Gordon Merger Sub, Inc., a Delaware corporation, dated as of May 5, 2015, as amended on September 10, 2015 and November 11, 2015.

“Contested Election for Directors” shall mean an election of directors at any annual general meeting of the members of the Company at which directors of the Company are to be elected and at which (i) one or more members of the Company (other than Grupo VM, its Affiliates or AK) nominates, in accordance with the Companies Act and Articles 21.1, 21.4 and 25.1(b) of the Articles of Association, and does not withdraw from nomination prior to the meeting, one or more persons for election as a director in opposition to the persons nominated for election by the Board of Directors in accordance with Section 3.01(c) and (ii) such member or members of the Company (A) attends the annual general meeting, in person or by proxy, (B) votes (or shall have executed a deed providing that such member or members shall vote) all Shares beneficially owned by such member or members in favor of such persons nominated for election by such member or members, and (C) makes a material effort to solicit proxies in favor of such persons nominated for election by such member or members.

“Contract” shall mean, as to any Person, any contract, lease, easement, license, instrument or understanding to which the applicable Person is a party.

“Control” shall mean, as to any Person, the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of shares or other equity securities or as trustee or executor, by Contract or otherwise. The terms “Controlled” and “Controlling” shall have a correlative meaning.

“Covered Equity Securities” shall mean any equity securities of Holdco or any Holdco Subsidiary.

“Decrease Date” shall mean the first date on which (a) Grupo VM no longer has the right to designate or nominate the majority of the entire Board of Directors and (b) Grupo VM Directors no longer constitute the majority of the entire Board of Directors.

“Director Nominees” shall mean (a) the Grupo VM Nominees, (b) AK, if he is nominated as director of the Board of Directors, (c) any person nominated as a GSM Independent Director and (d) any other person nominated as a director of the Board of Directors in accordance with Section 3.01(d).

“Effective Date” shall mean the Closing Date (as defined in the Business Combination Agreement).

“Employment Agreement” shall mean any agreement that has been approved by the Board of Directors for the employment by Holdco of any person.

“equity security” shall have the meaning given to such term in Rule 405 under the Securities Act.

“Exchange” shall mean the stock exchange in which Holdco maintains its primary listing, and in all events will be the Nasdaq so long as listed thereon.

“Exchange Act” means the Securities Exchange of 1934, as amended, and the rules and regulations promulgated thereunder.

“FA” shall mean Grupo FerroAtlántica, S.A.U., a Spanish public limited liability company in the form of a sociedad anónima.

“Governmental Authority” shall mean any national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, and any arbitrator or arbitral body or panel of competent jurisdiction.

“GSM” shall mean Globe Specialty Metals, Inc., a Delaware corporation.

“GSM Independent Director” shall mean (a) any Initial GSM Independent Director and (b) any other Director nominated for election or appointment to the Board of Directors by the GSM Independent Directors or the Board of Directors in accordance with Section 3.01(c), and who is a member of the Board of Directors and qualifies as an independent director under the Nasdaq Rules. The Grupo VM Directors and AK shall not constitute GSM Independent Directors.

“Holdco Equity Securities” shall mean the Shares and any other equity securities of Holdco.

“Holdco Subsidiary” shall mean any direct or indirect Subsidiary of Holdco.

“Law” shall mean any federal, state, provincial, municipal, local or foreign law, statute, code, ordinance, rule, regulation, circular, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Nasdaq Rules” shall mean the Nasdaq Stock Market Rules or other rules of the applicable Exchange applicable to Holdco, as amended and supplemented from time to time.

“Percentage Interest” shall mean, with respect to any Shareholder, the percentage of the total issued and outstanding Shares of Holdco owned by that Shareholder.

“Permitted Maximum Percentage” shall mean the Percentage Interest of Grupo VM and its Affiliates as of the Effective Date; provided that if at any time the aggregate Percentage Interest of Grupo VM and its Affiliates falls below 44.4% (other than as a result of any issuance or offering of Shares by Holdco (i) with respect to which Grupo VM and its Affiliates did not have preemptive rights under Section 4.01 or (ii) for non-cash consideration), the Permitted Maximum Percentage shall be 44.4%.

“Person” shall mean any individual, corporation, limited company, limited liability company, partnership, association, trust, unincorporated organization, Governmental Authority, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Registration Rights Agreement” shall mean the Registration Rights Agreement among Grupo VM, Holdco and AK, dated the date hereof.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholders” shall mean the shareholders of Holdco.

“Shares” shall mean Company Ordinary Shares (as defined in the Articles of Association).

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Sunset Date” shall mean the first date after the Effective Date on which Grupo VM and its Affiliates in the aggregate beneficially own less than 15% of the issued and outstanding Shares.

“Grupo VM Director” shall mean any Initial Grupo VM Director or any Grupo VM Nominee elected to the Board of Directors in accordance with the Articles of Association and this Agreement.

(b) Each of the following terms is defined in the Section listed opposite such term:

Term	Defined in
“Agreement”	Preamble
“Board of Directors”	Section 3.01(a)
“Executive Chairman”	Section 3.01(d)(i)
“Holdco”	Preamble
“Initial Directors”	Section 3.01(a)
“Initial GSM Independent Directors”	Section 3.01(a)
“Initial Grupo VM Directors”	Section 3.01(a)
“Nominating and Corporate Governance Committee”	Section 3.01(e)(ii)
“Notice of Primary Offering”	Section 4.01
“Permitted Transfer”	Section 6.02
“Qualified Director Nominee”	Section 3.01(e)(ii)
“Transfer”	Section 6.01
“Grupo VM”	Preamble
“Grupo VM Nominee”	Section 3.01(b)
“Working Hours”	Section 8.03(b)

SECTION 1.02. Other Definitional Provisions. (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement. Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

(b) Any agreement, instrument, statute or regulation defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument, statute or regulation as from time to time amended, consolidated, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; references to a Person are also to its permitted successors and assigns.

(c) References to the “entire” Board of Directors are to the total number of director positions on the Board of Directors, without regard to any vacancies, at the relevant time. As an example, if there are nine director positions, six of which are filled and three of which are vacant, the entire Board of Directors shall be nine directors, action by a majority of the entire Board of Directors shall require the approval of five of the six sitting directors and action by two-thirds of the entire Board of Directors shall require the approval of all six of the sitting directors. If one or more Directors is not entitled to vote on a resolution in accordance with Article 33 of the Articles of Association, the size of the entire Board shall be deemed reduced by the number of conflicted Directors, except that any item that under the Articles of Association that requires the approval of two-thirds of the entire Board would still require either (i) the approval of two-thirds of the entire Board (determined without regard to the deemed reduction pursuant to this sentence) or (ii) the approval of two-thirds of the entire Board (determined after taking into account the deemed reduction pursuant to this sentence), including the approval of at least one Independent Director.

ARTICLE II

Holdco

SECTION 2.01. Ownership; Shares. Schedule I sets forth the number of Shares Grupo VM owns and its related Percentage Interest, as of the Effective Date.

ARTICLE III

Management and Operations of Holdco

SECTION 3.01. Board of Directors.

(a) Pursuant to the Business Combination Agreement, on the Effective Date the board of directors of Holdco (the “Board of Directors”) shall have up to nine Directors,

consisting of: (1) three Directors designated by GSM after consultation with Grupo VM who qualify as independent directors under the Nasdaq Rules (regardless of whether Shares are listed thereon) and were members of the board of directors of GSM on the date prior to the Effective Date (the “Initial GSM Independent Directors”); (2) five Directors designated by Grupo VM, at least two of whom shall be designated after consultation with GSM and qualify as an independent director under the Nasdaq Rules (regardless of whether Shares are listed thereon) (the “Initial Grupo VM Directors”); and (3) AK, if he was serving as chairman of the board of directors of GSM on the date prior to the Effective Date (together with the Initial GSM Directors and the Initial Grupo VM Directors, the “Initial Directors”).

(b) Prior to the Sunset Date, subject to and in accordance with this Section 3.01, in connection with any election of the Board of Directors, Grupo VM shall have the right to nominate, for election at any meeting of Holdco shareholders called for the purpose of electing directors for, or to appoint persons to fill vacancies in, the Board of Directors, a number of director candidates (each such candidate, a “Grupo VM Nominee”) equal to its Percentage Interest multiplied by the number of directors constituting the entire Board of Directors, rounded up to the nearest whole number, calculated on the date that is ten days prior to the beginning of the period during which shareholders of Holdco may give notice of a resolution to be proposed at a general meeting pursuant to Article 21 of the Articles of Association; provided, however, that in the event such whole number would cause the Grupo VM Nominees to constitute two-thirds or more of the entire Board, such result shall be rounded down to the nearest whole number. Prior to the Decrease Date, Grupo VM shall at all times nominate at least two Grupo VM Directors who shall qualify as independent directors under the Nasdaq Rules (regardless of whether Shares are listed thereon). On and after the Decrease Date, until the number of Grupo VM Directors is reduced to one, Grupo VM shall at all times nominate at least one Grupo VM Director who shall qualify as an independent director under the Nasdaq Rules (regardless of whether Shares are listed thereon).

(c) Prior to the Decrease Date, subject to and in accordance with this Section 3.01, the GSM Independent Directors shall have the exclusive right to nominate persons on behalf of the Board of Directors for election at any meeting of Holdco shareholders called for the purpose of electing directors for, or to appoint persons to fill vacancies in, the Board of Directors, subject to the right of Grupo VM to designate and nominate Directors under this Agreement and to Section 3.01(d). On and after the Decrease Date, the Board of Directors shall have the right to nominate persons on behalf of the Board of Directors for election at any meeting of Holdco shareholders called for the purpose of electing directors for, or to fill vacancies in, the Board of Directors, subject to the right of Grupo VM to designate and nominate Directors under this Agreement and to Section 3.01(d). With respect to any meeting of Holdco shareholders called for the purpose of electing directors prior to the Decrease Date, the number of nominations by the GSM Independent Directors shall not exceed the number of the entire Board of Directors reduced by the number of Grupo VM Directors and by any person entitled to nomination under Section 3.01(d).

(d) (i) Subject to the Articles of Association, for so long as AK is serving as the executive chairman of Holdco (the “Executive Chairman”), he shall be entitled to nomination for election as a director at any meeting of Holdco shareholders called for the purpose of electing directors.

(ii) Prior to the third anniversary of the Effective Date, if AK is not serving as the Executive Chairman, Grupo VM and/or the GSM Independent Directors may submit the names of one or more Person(s) to the Nominating and Corporate Governance Committee for consideration to be appointed as a director and act as the Executive Chairman. The Nominating and Corporate Governance Committee shall evaluate the qualifications of each such Person to serve as a director and the Executive Chairman and, following such evaluation, shall make a recommendation to the Board of Directors for action by the requisite approval of the entire Board of Directors as to such Person under the Articles of Association for appointment of a replacement Executive Chairman. In the event the requisite approval of the entire Board of Directors is not obtained in accordance with the Articles of Association, Grupo VM and/or the GSM Independent Directors may, and in any event Grupo VM shall, in good faith and consistent with the requirements of Section 3.01(e), within 30 days of such disapproval, submit the names of one or more additional (but not the same) Person(s) to serve as a director and act as the Executive Chairman for approval in accordance with the foregoing sentence. Grupo VM shall continue to submit the names of additional (but not the same) Persons in accordance with this Section 3.01(e)(ii) until the earlier of (x) such time as an Executive Chairman is appointed and (y) the third anniversary of the Effective Date. In the event the Executive Chairman is a Grupo VM Director or an Affiliate of Grupo VM, the Executive Chairman shall constitute a Grupo VM Nominee and a Grupo VM Director for all purposes under this Agreement.

(iii) On and after the third anniversary of the Effective Date, if AK is not serving as Executive Chairman, the Board of Directors may determine that Holdco’s chief executive officer should serve as a member of the Board of Directors; provided, that (A) if the chief executive officer is an Affiliate of Grupo VM, he or she shall be deemed to be a Grupo VM Nominee and a Grupo VM Director, as the case may be, for all purposes under this Agreement and (B) if the chief executive officer was a Grupo VM Director prior to such Board determination, he or she shall be deemed to be a Grupo VM Nominee and a Grupo VM Director, as the case may be, for all purposes under this Agreement.

(e) (i) Each Director shall at all times (A) be qualified to serve as a Director under applicable rules and policies of Holdco, the Exchange and applicable Law and (B) have demonstrated good judgment, character and integrity in his or her personal and professional dealings and have relevant financial, management and/or global business experience.

(ii) Each of the Director Nominees nominated as a GSM Independent Director or as a Grupo VM Director who is required to qualify as “independent” under the Nasdaq Rules (any such Director Nominee, a “Qualified Director Nominee”) shall at all times be qualified to serve as a director under applicable rules and policies of Holdco, the Exchange and applicable Law. Such qualification shall be determined with respect to each Qualified Director Nominee by the nominating and corporate governance committee of the Board of Directors, or other committee performing the functions of nominating directors for election to the Board of Directors (the “Nominating and Corporate Governance Committee”), acting reasonably and in good faith and in a manner consistent with the fiduciary duties of each director and the rules of the Exchange and applicable Law. In addition, in evaluating the Qualified Director Nominees for nomination, the Nominating and Corporate Governance Committee shall consider whether each Qualified Director Nominee (i) has demonstrated good judgment, character and integrity in his or her personal and professional dealings and (ii) has relevant financial, management and/or global business experience, each as determined by the Nominating and Corporate Governance Committee, acting reasonably and in good faith and in a manner consistent with the fiduciary duties of each director and the rules of the Exchange and applicable Law. In the event the Nominating and Corporate Governance Committee determines reasonably and in good faith and in a manner consistent with the fiduciary duties of each director, that a Qualified Director Nominee is ineligible to serve under the applicable rules and policies of Holdco, the Exchange and applicable Law, or otherwise does not satisfy the standards for service on the Board of Directors specified above, the Nominating and Corporate Governance Committee will inform Grupo VM, the Board of Directors and the Qualified Director Nominee of its determination and the basis therefor in writing and in reasonable detail and will allow a reasonable opportunity for Grupo VM, the Board of Directors and the Qualified Director Nominee to evaluate the determination, including through meetings and discussions with the Nominating and Corporate Governance Committee regarding the circumstances of his or her eligibility to serve. Following such discussions, if the Nominating and Corporate Governance Committee, acting reasonably and in good faith and in a manner consistent with the fiduciary duties of each director, has not reversed its determination that the Qualified Director Nominee is ineligible to serve, then, in the case of a Qualified Director Nominee who has been submitted for nomination, Grupo VM, the GSM Independent Directors or the Board of Directors, as applicable, shall submit in good faith a replacement Board Nominee for consideration by the Nominating and Corporate Governance Committee as promptly as possible but in all cases within thirty (30) days, in accordance with the requirements of this Article III, or in the case of a Board Nominee who is an incumbent director, such Board Nominee will, if requested by the Nominating and Corporate Governance Committee, promptly tender his or her resignation from the Board of Directors or committee of the Board of Directors, as applicable, and the resulting vacancy will be filled pursuant to this Article III.

(f) Holdco shall, during the term of this Agreement, subject to applicable Law and to Section 3.01(e), include the Director Nominees in the slate of nominees recommended by the Board of Directors to the shareholders of Holdco, and included in the related Holdco notice of annual or other general meeting, voting ballots, proxy notice, or proxy statement (if applicable) and proposed as a resolution at such annual or general meeting, for election to the Board of Directors at any annual or other general meeting of shareholders of Holdco at which directors are to be elected.

(g) Except with respect to the election of directors (other than the Grupo VM Nominees and any person nominated to the Board of Directors pursuant to Section 3.01(d)) in a Contested Election for Directors that occurs from and after the fifth anniversary of the Effective Date, Grupo VM shall vote, in person or by proxy, its Shares at any meeting of the Holdco shareholders at which action is to be taken with respect to the election of directors to cause the election or reelection, as applicable, of the Grupo VM Nominees and any person nominated by the Board of Directors for any election of directors so long as such nominations are in accordance with Sections 3.01(c), 3.01(d) and 3.01(e) and the Articles of Association. Grupo VM shall not vote, in person or by proxy, its Shares at any meeting of the Holdco shareholders to cause the removal as a director of any person entitled to nomination pursuant to Section 3.01(c) or any director nominated for election or appointment in accordance with Section 3.01(d). In the case of a Contested Election for Directors that occurs from and after the fifth anniversary of the Effective Date, (i) Grupo VM shall vote, in person or by proxy, its Shares at any meeting of the

Holdco shareholders at which action is to be taken with respect to the election of directors to cause the election or reelection, as applicable, of the Grupo VM Nominees and any person nominated for election to the Board of Directors pursuant to Section 3.01(d) and (ii) Grupo VM shall abstain from voting and not vote its Shares with respect to the election of directors other than the Grupo VM Nominees or any person nominated to the Board of Directors pursuant to Section 3.01(d). Grupo VM shall not take any actions which are inconsistent with the intent and purpose of any of the foregoing or vote, in person or by proxy, in any manner that is inconsistent with the intent and purpose of any of the foregoing.

(h) Upon the death, resignation, retirement, incapacity, disqualification or removal (with or without cause) for any other reason of any Grupo VM Director, Grupo VM shall have the right to nominate the individual to fill the resulting vacancy in accordance with Section 3.01(b) and the Articles of Association.

SECTION 3.02. Appointment of Executive Chairman and Executive Vice-Chairman. On the Effective Date, (a) AK shall be appointed as the Executive Chairman and (b) a Grupo VM Director, to be designated by Grupo VM, shall be appointed as the executive vice-chairman of the Board of Directors. Each of the Executive Chairman and the executive vice-chairman of the Board of Directors shall have the authority and responsibility set forth in the Articles of Association and as otherwise delegated or agreed by the Board of Directors from time to time.

SECTION 3.03. Committees. The Board of Directors may designate one or more committees of the Board of Directors. Prior to the Sunset Date, subject to applicable Law and the rules of the Exchange, each committee of the Board of Directors shall contain a number of Grupo VM Directors equal to the product (rounded up to the nearest whole number) of (a) the total number of members of such committee and (b) Grupo VM’s Percentage Interest; provided, however, that, prior to the Decrease Date, GSM Independent Directors shall constitute a majority of the Nominating and Corporate Governance Committee and, provided, further, that at all times the BCA Special Committee (as defined in the Business Combination Agreement) shall be a three-member committee composed of two GSM Independent Directors and one independent Grupo VM Director.

ARTICLE IV

Preemptive Rights

SECTION 4.01. Preemptive Rights. Grupo VM shall have preemptive rights to subscribe for up to its Percentage Interest of any issue of Covered Equity Securities by Holdco or any Holdco Subsidiary for cash or non-cash consideration, in each case on the same terms and at the same price per Covered Equity Security offered to each offeree. Prior to any such issuance of Covered Equity Securities, Holdco shall first deliver written notice to Grupo VM of the proposed primary offering, including the number and terms of the Covered Equity Securities to be sold, the proposed price per Covered Equity Security and other relevant terms of the issue and the proposed closing date for such transaction (“Notice of Primary Offering”). Grupo VM shall have a period of 60 days after delivery of the Notice of Primary Offering to elect to subscribe for a number of Covered Equity Securities, up to a maximum of the Percentage Interest of Grupo

VM immediately prior to such issue multiplied by the number of Covered Equity Securities being issued. This right shall be exercised by Grupo VM, if at all, by delivery of written notice to Holdco. A failure to deliver such notice to Holdco shall be deemed an election by Grupo VM not to participate in the offering, but shall not waive Grupo VM’s rights with respect to future offerings. An election by Grupo VM to subscribe shall constitute an agreement to purchase that number of Covered Equity Securities so elected on the terms contained in the Notice of Primary Offering.

SECTION 4.02. Exceptions From Preemptive Rights. The preemptive rights of Grupo VM in Section 4.01 shall not apply to any issue by Holdco of Shares: (a) pursuant to any share split, share dividend or similar corporate action, (b) pursuant to a firm-commitment underwritten public offering of Shares for cash, with the number of Shares issued in any 12-month period pursuant to such offering not to exceed 10% of the Shares issued and outstanding immediately prior to such 12-month period, (c) in connection with the acquisition of any Person or the purchase of the assets or properties of any Person to the extent such Shares are not issued for cash consideration, (d) in connection with the bona fide sale by Holdco or any Holdco Subsidiary of all or substantially all of the equity securities of one or more Holdco Subsidiaries or (e) pursuant to an employee share plan, incentive plan, restricted share plan or other similar benefit plan, program or agreement approved by the Board of Directors.

SECTION 4.03. Nonintervention by Holdco. Holdco shall not, and shall not permit any of its Subsidiaries to, take any action that directly impairs the ability of Grupo VM to exercise its preemptive rights under this Article IV.

SECTION 4.04. Certain Issues of Shares. Holdco shall not issue any Shares in connection with the acquisition of any Person or the purchase of the assets or properties of any Person if the aggregate number of Shares to be issued in any single acquisition or purchase would exceed 20% of the issued and outstanding Shares immediately prior to such issue, without the prior approval of the holders of the Shares by ordinary resolution.

ARTICLE V

Standstill Provisions

SECTION 5.01. Standstill.

(a) Prior to the Sunset Date, neither Grupo VM nor any Affiliate of Grupo VM shall: (i) effect, agree, seek or make any proposal or offer with respect to, or announce any intention with respect to or cause or participate in or in any way assist, facilitate or encourage any other Person to effect or seek, directly or indirectly, (A) any acquisition of any Holdco Equity Securities (or beneficial ownership thereof), or any assets, indebtedness or businesses of Holdco or any Holdco Subsidiary, (B) any tender or exchange offer, merger or other business combination involving Holdco or any Holdco Subsidiary or assets of Holdco or any Holdco Subsidiary constituting a significant portion of the consolidated assets of Holdco and the Holdco Subsidiaries, (C) any recapitalization, restructuring, liquidation, dissolution, change of Control or other extraordinary transaction with respect to Holdco or any Holdco Subsidiary, or (D) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) to vote any equity securities of Holdco; (ii) form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to Holdco or otherwise act in concert with any Person or group in respect of any equity securities of Holdco; (iii) except in accordance with this Agreement, otherwise act, alone or in concert with others, to seek representation on the Board of Directors; (iv) take any action which would or would reasonably be expected to cause Holdco to make a public announcement under applicable Law regarding any of the types of matters set forth in clause (i) above; (v) enter into any discussions or arrangements with any Person with respect to any of the foregoing or (vi) request that Holdco amend or waive any provision of this Section 5.01(a).

(b) Section 5.01(a) shall not prohibit: (i) any transaction, discussions or arrangements solely between or among Grupo VM and its Affiliates; (ii) any acquisition pursuant to an equity incentive or similar plan established by the Board of Directors for members of the Board of Directors in their capacities as such; (iii) any acquisition pursuant to or in connection with a share split, share dividend or similar corporate action initiated by Holdco; (iv) any acquisition pursuant to Article IV; (v) any purchase of Shares “regular-way” on the Nasdaq or other recognized securities exchange if immediately subsequent to such purchase, the aggregate Percentage Interests of Grupo VM and its Affiliates does not exceed the Permitted Maximum Percentage as of immediately prior to such purchase; (vi) any transaction previously approved by the Board of Directors in accordance with this Agreement and actions in furtherance thereof; (vii) any action expressly permitted by this Agreement or the Registration Rights Agreement; (viii) Grupo VM or any Grupo VM Director from engaging in non-public discussions with the Board of Directors regarding one or more transactions that would otherwise be prohibited by Section 5.01 so long as (A) with respect to any such discussions occurring prior to the Decrease Date with respect to matters of a type listed in paragraphs (b) and (c) of Article 34.3 of the Articles of Association, such discussions would not reasonably be expected to result in public disclosure by Grupo VM under applicable Law, including requirements of the SEC and (B) with respect to any such discussions occurring after the Decrease Date, such discussions would not reasonably be expected to result in public disclosure by Grupo VM under applicable Law, including requirements of the SEC, and (ix) at any time after the third anniversary of the Effective Date, an acquisition of Shares for cash pursuant to a takeover offer made to all holders of Shares for all Shares if such takeover offer (A) complies with all applicable requirements of the SEC, and (B) has a non-waivable condition that it be accepted by holders of a majority of Shares not held by Grupo VM and its Affiliates.

(c) Prior to the Decrease Date, Section 5.01(a) shall also not prohibit any transaction (or any proposal, announcement, discussion or arrangement in connection therewith) not of a type listed in paragraphs (b) and (c) of Article 34.3 of the Articles of Association (or any successor provisions) and actions in furtherance thereof; provided, however, that immediately subsequent to any such transaction otherwise permitted by this Section 5.01(c), the aggregate Percentage Interests of Grupo VM and its Affiliates does not exceed the Permitted Maximum Percentage.

(d) Section 5.01(a) shall also not prohibit or prevent Grupo VM or any of its Affiliates from acquiring securities of, or from entering into any merger or other business combination with, another Person that owns, beneficially or otherwise, any Holdco Equity Securities; provided, however, that (i) such Person shall not have acquired such Holdco Equity Securities in contemplation of Grupo VM or such Affiliate acquiring the securities of, or entering into any such merger or other business combination with, such Person, (ii) the ownership of such

Holdco Equity Securities by such Person shall not be a material reason for Grupo VM or such Affiliate acquiring the securities of, or entering into any such merger or other business combination with, such Person, and (iii) such Person shall not own, beneficially or otherwise, greater than 1% of the Holdco Equity Securities then-outstanding.

(e) If (i) the aggregate Percentage Interest of Grupo VM and its Affiliates falls below 30% (other than as a result of an issuance or offering of Shares by Holdco with respect to which Grupo VM and its Affiliates did not have preemptive rights) and (ii) Grupo VM or any of its Affiliates subsequently purchases any Shares pursuant to Section 5.01(b)(v) and as a result of such purchase the aggregate Percentage Interests of Grupo VM and its Affiliates exceeds 30%, then Grupo VM will make a “mandatory bid” in compliance with Rule 9 of The City Code on Takeovers and Mergers, without regard for whether Rule 9 or such Code is otherwise applicable.

SECTION 5.02. Nonintervention by Holdco. Holdco shall not, and shall not permit any of its Subsidiaries to, take any action that would directly impair the ability of Grupo VM to exercise its rights under Sections 5.01(b), 5.01(c) and 5.01(d) or its obligations under Section 5.01(e).

ARTICLE VI

Transfers

SECTION 6.01. Restrictions on Transfers.

(a) Grupo VM shall not, directly or indirectly, by operation of Law, Contract or otherwise, (a) offer, transfer, sell, assign, pledge, hypothecate, encumber, gift or otherwise dispose of any beneficial ownership of, or pecuniary interest in, any Covered Equity Securities (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise), (b) engage in any hedging, swap, forward contract or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of beneficial ownership of, or pecuniary interest in, any Covered Equity Securities, including any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to the Covered Equity Securities; or (c) enter into a short sale of, or trade in, derivative securities representing the right to vote or economic benefits of, the Covered Equity Securities (in each case, a “Transfer”), other than in a Permitted Transfer (as defined below).

(b) Any Transfer not expressly permitted herein shall be null and void ab initio and of no effect, and Holdco shall not record any such Transfer on its books or treat any purported transferee as the owner of Covered Equity Securities for any purpose.

(c) If and to the extent Grupo VM holds any Shares in certificated form, Grupo VM hereby agrees, as promptly as practicable after the date of this Agreement, to deliver certificates evidencing all of the Covered Equity Securities held by Grupo VM to Holdco, and hereby authorizes and instructs Holdco (including through Holdco’s transfer agent or registrar, as applicable), and Holdco agrees, not to register any Transfer of any of the Covered Equity Securities held by Grupo VM, except as expressly permitted by this Agreement and in any event not before any transferee of a Permitted Transfer has entered into a customary binding deed of adherence to this Agreement (if required hereunder), and to legend the certificates evidencing such Covered Equity Securities. Holdco agrees that as promptly as practicable after the date of this Agreement it shall (i) make a notation on its records and give instructions to the transfer agent and registrar for the Covered Equity Securities not to permit, during the term of this Agreement, the Transfer of the Covered Equity Securities held by Grupo VM and (ii) place (or cause the transfer agent and registrar for the Covered Equity Securities to place) the legend described below in its registry of members and on any certificates evidencing any Covered Equity Securities held by Grupo VM. Holdco agrees that, following the termination of this Agreement, Holdco shall cause any restricted transfer instructions imposed pursuant to this Section 6.01(c) to be lifted and any legended certificates delivered pursuant to this Section 6.01(c) to be replaced with certificates not bearing such legend.

Holdco shall note the following legend on its registry of members with respect to the Covered Equity Securities held by Grupo VM in certificated form, and each certificate evidencing Covered Equity Securities shall bear the following legend on the face thereof:

“THE SHARES REPRESENTED BY CERTIFICATE NO. [            ] ARE SUBJECT TO RESTRICTIONS ON VOTING, TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN THAT CERTAIN SHAREHOLDER AGREEMENT, DATED AS OF DECEMBER 23, 2015, BETWEEN HOLDCO AND GRUPO VM, COPIES OF WHICH SHAREHOLDER AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF HOLDCO. THE SHARES REPRESENTED BY CERTIFICATE NO. [            ] MAY NOT BE VOTED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH SAID SHAREHOLDER AGREEMENT.”

SECTION 6.02. Permitted Transfers. Each of the following is a “Permitted Transfer”:

(a) any Transfer to an Affiliate of Grupo VM, so long as such Affiliate, to the extent it has not already done so, executes a customary binding deed of adherence to this Agreement, in form and substance reasonably acceptable to Holdco;

(b) any Transfer to Holdco or a Subsidiary of Holdco;

(c) any Transfer pursuant to a widely distributed public offering of Shares for cash;

(d) any Transfer of Shares effected through a “brokers’ transaction” as defined in Rule 144(g) under the Securities Act;

(e) any Transfer of Shares pursuant to a privately-negotiated transaction to any purchaser who, along with its Affiliates or any “group” (as defined under the Exchange Act) of which it is a member (to the extent Grupo VM has knowledge of the existence and composition of such group after reasonable inquiry), immediately after the consummation of such Transfer, would have beneficial ownership of less than 10% of outstanding Shares, provided, that after reasonable inquiry, Grupo VM has no reason to believe that such purchaser is, or has the intent to be, a Person who would be required to file a Schedule 13D (or successor form) under the Exchange Act disclosing an intent other than for investment;

(f) any Transfer of Shares in connection with a public tender or similar takeover offer made to all holders of Shares for all Shares if such public tender or similar takeover offer (i) complies with all applicable requirements of the SEC, the Exchange and other applicable Law, (ii) is made on the same price per Share, with the same form of consideration per Share and otherwise on the same terms and conditions to all holders of Shares (provided, however, that if the holders of Shares are granted the right to elect to receive one of two or more alternative forms of consideration, the foregoing provision shall be deemed satisfied if each holder of Shares is granted identical election rights) and (iii) has a non-waivable condition that it be accepted by holders of a majority of the Shares not held by Grupo VM or its Affiliates;

(g) any pledge of Covered Equity Securities and/or depositary receipts issued by any depositary, custodian or nominee in respect of Shares deposited with any depositary, custodian or nominee that holds legal title to the Shares for the purposes of facilitating beneficial ownership of the Shares by Grupo VM, any assignment of such pledge and any Transfer pursuant to the enforcement of such pledge if (i) such pledge or assignment, as applicable, is in favor of a bona fide independent financial institution that is not a “state-owned enterprise” (which term shall not include any publicly traded European financial institution in which some but not all of the equity interests therein are owned by a Governmental Authority) and (ii) as a condition to pledgee’s ability to take ownership of such Covered Equity Securities, such pledgee or its assignee (as applicable) agrees to comply with the restrictions in this Article VI with respect to such Covered Equity Securities (it being acknowledged and agreed that such pledgee shall inure to the rights of Grupo VM and its Affiliates under the Registration Rights Agreement with respect to such Covered Equity Securities); and

(h) any hedging, swap, forward or other derivative contract with respect to any Covered Equity Securities, provided that (i) at no time shall the aggregate number of Covered Equity Securities underlying such hedging, swap, forward or other derivative arrangements exceed 20% of the aggregate number of the Covered Equity Securities held by Grupo VM and its Affiliates and (ii) Grupo VM shall not lend, or permit or authorizing the lending of, any Covered Equity Security to any Person.

ARTICLE VII

Representations and Warranties

SECTION 7.01. Representations and Warranties of Grupo VM. Grupo VM represents and warrants as of the date hereof as follows:

(a) Due Incorporation. It is duly incorporated, registered and validly existing under the laws of the jurisdiction of its incorporation, and has the power and lawful authority to own its assets and properties and to carry on its business as now conducted. It is duly licensed or qualified to do business in each jurisdiction in which it transacts business, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a material adverse effect on its consolidated financial condition or on its ability to perform its obligations under this Agreement.

(b) Authority to Execute and Perform Agreement. It has the full right, power, authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. Assuming the due execution and delivery by Holdco, this Agreement constitutes the valid and binding obligations of Grupo VM, enforceable in accordance with its terms, except as (i) such enforceability may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) the availability of remedies may be limited by equitable principles of general applicability.

(c) No Conflicts. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereunder and the performance of this Agreement in accordance with the terms and conditions thereof, will not conflict with or result in the breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under, (i) the certificate of incorporation, by-laws or other constitutive documents of Grupo VM; (ii) any instrument or Contract to which Grupo VM is a party or by or to which it or its assets or properties are bound or subject; or (iii) any statute or any regulation, order, judgment or decree of any Governmental Authority, except, in each case, for such breaches, violations or defaults that would not, individually or in the aggregate, materially impair the ability of Grupo VM to perform its obligations under this Agreement.

SECTION 7.02. Representations and Warranties of Holdco. Holdco represents and warrants as of the date hereof as follows:

(a) Due Incorporation. It is duly incorporated, registered and validly existing under the laws of England and has the power and lawful authority to own its assets and properties and to carry on its business as now conducted. It is duly licensed or qualified to do business in each jurisdiction in which it transacts business, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a material adverse effect on its consolidated financial condition or on its ability to perform its obligations under this Agreement.

(b) Authority to Execute and Perform Agreement. It has the full right, power, authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. Assuming the due execution and delivery by Grupo VM, this Agreement constitutes the valid and binding obligations of Holdco, enforceable in accordance with its terms, except as (i) such enforceability may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) the availability of remedies may be limited by equitable principles of general applicability.

(c) No Conflicts. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereunder and the performance of this Agreement in accordance with the terms and conditions thereof, will not conflict with or result in the breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under, (i) the Articles of Association as of the date of this Agreement; (ii) any instrument or Contract to which Holdco is a party or by or to which it or its assets or properties are bound or subject; or (iii) any statute or any regulation, order, judgment or decree of any Governmental Authority, except, in each case, for such breaches, violations or defaults that would not, individually or in the aggregate, materially impair the ability of Holdco to perform its obligations under this Agreement.

ARTICLE VIII

Miscellaneous

SECTION 8.01. Term and Termination of Agreement. (a) This Agreement shall continue in full effect until the Sunset Date, and shall terminate immediately thereafter. Except as expressly set out in this Agreement, neither party shall be entitled to rescind or terminate this Agreement in any circumstances whatsoever at any time, and each party waives any rights of rescission or termination it may have.

(b) Upon termination of this Agreement pursuant to Section 8.01(a), each party to this Agreement shall release and discharge the other party from all claims or demands under or in connection with this Agreement, except that (i) this Article VIII shall survive such termination and (ii) nothing herein shall relieve any party from liabilities or damages incurred or suffered as a result of a Willful and Material Breach (as defined in the Business Combination Agreement) by such party of any of its respective representations, warranties, covenants or other agreements set forth in this Agreement.

SECTION 8.02. Confidentiality Agreement. Grupo VM hereby agrees that, notwithstanding any other provision of this Agreement to the contrary, Grupo VM and its Affiliates may be provided confidential information in accordance with and subject to the terms of a Confidentiality Agreement in the form attached hereto as Exhibit A, which such Confidentiality Agreement has been mutually executed and delivered concurrently with the execution and delivery of this Agreement.

SECTION 8.03. Notices. (a) Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be given as follows:

If to Holdco, addressed to it at:

Ferroglobe PLC

c/o Globe Specialty Metals, Inc.

600 Brickell Avenue, Suite 1500

Miami, FL 33131

Tel: (786) 509-6900

Fax: (305) 704-8700

Attention: Chief Legal Officer

Email: slebowitz@glbsm.com

If to Grupo VM, addressed to it at:

Grupo Villar Mir, S.A.U.

Paseo de la Castellana, 259 D

28046 Madrid (SPAIN)

Tel: +34 91 556 7347

Fax: + 34 915 97 32 23

Attention: Torre Espacio

Email: jlm@gvm.es

(b) Any notice or other communication given under this Agreement or in connection with the matters contemplated herein shall, except where otherwise specifically provided, be in writing in the English language, addressed as provided in Section 8.03(a) and served: (i) by leaving it at the relevant address in which case it shall be deemed to have been given upon delivery to that address; (ii) by fax, in which case it shall be deemed to have been given when despatched subject to confirmation of uninterrupted transmission by a transmission report; or (iii) by e-mail, in which case it shall be deemed to have been given when despatched subject to confirmation of delivery by a delivery receipt, provided that in the case of sub-clauses (ii) and (iii) any notice despatched other than between the hours of 9:30 a.m. to 5:30 p.m. on a business day (“Working Hours”) shall be deemed given at the start of the next period of Working Hours.

(c) Any party to this Agreement may notify the other parties of any change to its address or other details specified in Section 8.03(a) provided that such notification shall only be effective on the date specified in such notice or five business days after the notice is given, whichever is later.

SECTION 8.04. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of an arbitral tribunal or court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the arbitral tribunal or court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or (to the extent possible) to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such arbitral tribunal or court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

SECTION 8.05. Entire Agreement; Amendments and Waivers. This Agreement constitutes the complete, final and exclusive statement of the agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No amendment, supplement, modification, rescission or waiver of this Agreement shall be binding unless executed in writing by the parties hereto. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times, and no waiver of any of the provisions of this Agreement shall be deemed or shall constitute a continuing waiver unless otherwise expressly provided. The parties expressly acknowledge that they have not relied upon any prior agreements, understandings, negotiations and discussions, whether oral or written.

SECTION 8.06. Assignment. Grupo VM shall not assign any of its rights under this Agreement, in whole or in part, to any Person, without first obtaining the prior written consent of Holdco, and any assignment in contravention hereof shall be null and void; provided, that Grupo VM may assign this Agreement to an Affiliate in connection with a Permitted Transfer if such Affiliate executes a customary binding deed of adherence to this Agreement, in form and substance reasonably acceptable to Holdco. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

SECTION 8.07. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties (and their respective successors and assigns) and any pledgee or its assignee (as applicable) pursuant to a Permitted Transfer, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement or shall be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

SECTION 8.08. Mutual Drafting. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.

SECTION 8.09. Governing Law; Consent to Jurisdiction.

(a) This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by, and construed in accordance with, the laws of England.

(b) The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any Disputes, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.

(c) For the purposes of this Section 8.09, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Agreement or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.

SECTION 8.10. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 8.11. Delivery by Facsimile or Email. This Agreement, and any amendments hereto, waivers hereof or consents hereunder, to the extent signed and delivered by facsimile or by email with scan attachment, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of either party, the other party shall re-execute original forms thereof and deliver them to the requesting party. No party shall raise the use of facsimile or email to deliver a signature or the fact that any signature was transmitted or communicated by facsimile or email with scan attachment as a defense to the formation of a legally binding contract, and each such party forever waives any such defense.

SECTION 8.12. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent actual or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any courts of England or Wales or any state or foreign jurisdiction having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. The parties waive, in connection with any action for specific performance or injunctive relief, the defense of adequacy of remedies at law and any requirement under law to post a bond or other security or prove damages as a prerequisite to obtaining equitable relief.

SECTION 8.13. Process Agent. Without prejudice to any other permitted mode of service, the parties agree that service of any claim form, notice or other document for the purpose of or in connection with any action or proceeding in England or Wales arising out of or in any way relating to this Agreement shall be duly served upon Grupo VM if it is delivered personally or sent by recorded or special delivery post (or any substantially similar form of mail) to FERROATLÁNTICA INTERNATIONAL LIMITED, 125 Old Broad Street, EC2N 1AR London, United Kingdom (marked for the attention of the Secretary of the Company) or such other person and address in England or Wales as such party shall notify all the other parties in writing from time to time, whether or not such claim form, notice or other document is forwarded to the relevant party or received by such party.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its respective officers thereunto duly authorized on the date first above written.

GRUPO VILLAR MIR, S.A.U.,

by	/s/ Javier López Madrid
Name: Javier López Madrid
Title: Chief Executive Officer

FERROGLOBE PLC,

by	/s/ Javier López Madrid
Name: Javier López Madrid
Title: Director

[Signature Page to Grupo VM Shareholder Agreement]

Schedule I

Shareholders	Number of Shares	Percentage Interest as of the Effective Date
Grupo VM	98,078,163	57%

Exhibit A

Confidentiality Agreement

[Attached.]